Exhibit 23
Consent of Independent Registered Public Accounting Firm
To the Board of Directors of Methanex Corporation
We consent to the inclusion in this annual report on Form 40-F of:
•	Our auditors’ report dated February 29, 2008 on the consolidated balance sheets of Methanex Corporation (“the Company”) as at December 31, 2007 and December 31, 2006, and the consolidated statements of income, shareholders’ equity, comprehensive income and cash flows for the years then ended; and

•	Our Report of Independent Public Accounting Firm dated February 29, 2008 on the effectiveness of internal control over financial reporting as of December 31, 2007 each of which is contained in this annual report on Form 40-F of the Company for the fiscal year ended December 31, 2007.
We also consent to the incorporation by reference of such reports in the Registration Statements (No. 33-112624 and No. 33-141833) on Form S-8 of the Company.
/s/  KPMG LLP
Chartered Accountants.
Vancouver, Canada
March 26, 2008